                                                  ------------------------------
                                                  OMB APPROVAL
                  UNITED STATES                   OMB NUMBER     3235-0145
        SECURITIES AND EXCHANGE COMMISSION        EXPIRES:  DECEMBER 31, 1999
            WASHINGTON, D.C. 20549                ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE . . . 14.90
                                                  ------------------------------

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. __1__)*

                                  UNOVA, INC.
- ------------------------------------------------------------------------------
                               (Name of Issuer)

                                    COMMON
- ------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   91529B106
                  -------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               PAGE 1 OF 4 PAGES

----------------------                                    --------------------
CUSIP NO.  91529B106                13G                     PAGE 2 OF 4 PAGES
----------------------                                    --------------------

- ------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Dodge & Cox                            94-1441976

- ------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [_]
                                                            (b) [_]
       N/A

- ------------------------------------------------------------------------------
 3     SEC USE ONLY



- ------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       California - U.S.A.

- ------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF               3,124,933

  SHARES           -----------------------------------------------------------
                    6    SHARED VOTING POWER
 BENEFICIALLY
                         47,100
 OWNED BY
                   -----------------------------------------------------------
  EACH              7    SOLE DISPOSITIVE POWER

 REPORTING               3,462,733

  PERSON           -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
  WITH
                         -0-

- ------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,462,733

- ------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A

- ------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.3%

- ------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA

- ------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 2 OF 4 PAGES

     Item 1(a) Name of Issuer:
               --------------
               UNOVA, INC.

     Item 1(b) Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               360 North Crescent Drive
               Beverly Hills, CA  90210


     Item 2(a) Name of Person Filing:
               ---------------------

               Dodge & Cox

     Item 2(b) Address of the Principal Office or, if none, Residence:
               -------------------------------------------------------
               One Sansome St., 35th Floor
               San Francisco, CA  94104

     Item 2(c) Citizenship:
               -----------
               California - U.S.A.


     Item 2(d) Title of Class of Securities:
               ----------------------------
               Common

     Item 2(e) CUSIP Number:
               ------------

               91529B106

     Item 3    If the Statement is being filed pursuant to Rule 13d-1(b),
               ----------------------------------------------------------
               or 13d-2(b), check whether the person filing is a:
               -------------------------------------------------

               (e) [X] Investment Advisor registered under section 203 of the Investment Advisors Act of 1940

     Item 4    Ownership:
               ---------
               (a)  Amount Beneficially Owned:
                    -------------------------
                    3,462,733

               (b)  Percent of Class:
                    ----------------
                    6.3%



                               PAGE 3 OF 4 PAGES

               (c)  Number of shares as to which such person has:
                    ---------------------------------------------

               (i)  sole power to vote or direct the vote: 3,124,933

              (ii)  shared power to vote or direct the vote: 47,100

             (iii)  sole power to dispose or to direct the
                    disposition of: 3,462,733

              (iv) shared power to dispose or to direct the disposition of: -0-


     Item 5    Ownership of Five Percent or Less of a Class:
               --------------------------------------------
               Not applicable.

     Item 6    Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------
               Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

     Item 7    Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------
               Not applicable.

     Item 8    Identification and Classification of Members of the Group:
               ---------------------------------------------------------
               Not applicable.

     Item 9    Notice of Dissolution of a Group:
               --------------------------------
               Not applicable.

     Item 10   Certification:
               -------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1999
      -----------------
                                        DODGE & COX

                                        By:     /s/ W. Timothy Ryan
                                           -------------------------------------
                                        Name:   W. Timothy Ryan
                                             -----------------------------------
                                        Title:  Senior Vice President
                                              ----------------------------------



                               PAGE 4 OF 4 PAGES